Exhibit 99

CyberOptics Reports Strong and Improved Third Quarter Operating Results

Sales Driven by Multi-Reflection Suppression (MRS) Products and WaferSense Sensors

Minneapolis, MN—October 24, 2018—CyberOptics Corporation (Nasdaq: CYBE) today reported revenue of $16.7 million for the third quarter of 2018 ended September 30, an increase of 41% from $11.8 million in the year-earlier period. Third quarter 2018 net income totaled $1.1 million or $0.15 per diluted share, compared to the net loss of $72,000 or $0.01 per share in the third quarter of 2017.

Dr. Subodh Kulkarni, president and chief executive officer, commented: “CyberOptics’ improved third quarter operating results were driven by significantly higher sales of 3D MRS-enabled products as well as WaferSense sensors. These advanced products, which are CyberOptics’ future growth engines, have experienced robust year-over-year sales growth in the third quarter and first nine months of 2018. Reflecting their growing utilization for challenging inspection and measurement applications in the electronics and semiconductor markets, demand for our suite of MRS-enabled products and WaferSense sensors makes us optimistic about CyberOptics’ outlook for the fourth quarter of 2018 and beyond.”

Sales growth of all products based on 3D MRS technology accelerated in the third quarter of 2018, increasing 79% year-over-year to a record $6.4 million. Sales of the WaferSense product family rose 55% year-over-year in the third quarter of 2018 to $3.5 million. By comparison, third quarter 2018 sales of legacy 2D sensors and systems rose 13% year-over-year. Total sales of MRS-enabled products and WaferSense sensors accounted for 59% of CyberOptics’ total third quarter 2018 sales, compared to 49% in the year-earlier period.

The 55% year-over-year sales growth of the WaferSense product family in this year’s third quarter reflects the growing acceptance of these sensors by semiconductor manufacturers and other customers as key tools for improving yields and productivity. Additional WaferSense applications are under development, and the company believes its family of high-margin WaferSense products will account for a growing proportion of CyberOptics’ total sales over the next few years.

Sales of inspection/metrology systems increased 41% year-over-year in the third quarter of 2018 to $7.8 million. This growth was paced by sales of 3D MRS-enabled SQ3000 automated optical inspection (AOI) systems, including the new SQ3000 CMM that incorporates AOI with metrology functionality, which rose 92% year-over-year to $4.3 million. Total sales of inspection/metrology systems are forecasted to post higher sales in this year’s fourth quarter on a year-over-year basis. As previously reported, a $2.8 million order was received in the third quarter of 2018 for MX600 memory module inspection systems. The company earlier had received a $1.6 million order for these systems from the same customer. The MX600 backlog of $4.4 million at September 30, 2018 is expected to be recognized as revenue during the first half of 2019.

Sales of sensors to OEM customers increased 34% year-over-year in the third quarter of 2018 to $5.4 million, paced by sales of 3D MRS-enabled sensors, which rose 64% to $1.8 million. Sales of 3D MRS sensors to KLA-Tencor for use in its back-end semiconductor inspection systems were particularly robust. Sales of MRS-enabled sensors to Nordson YESTECH for Surface Mount Technology (SMT) applications also were solidly higher in the third quarter of 2018. Sales of OEM sensors are forecasted to register significant growth in this year’s fourth quarter on a year-over-year basis, driven by strong sales of 3D MRS sensors.

Customers are showing significant interest in CyberOptics’ MRS-enabled 3D optical sensors for semiconductor mid-end and advanced packaging inspection applications. Sales of SQ3000 systems for these applications have started using CyberOptics’ high resolution 7-micron pixel sensor. CyberOptics is continuing to advance its MRS-enabled 3D optical sensor technology, and many customers for these applications are evaluating CyberOptics’ next generation ultra-high resolution 3-micron pixel sensor. Sales of MRS-enabled 3D optical sensors and systems for semiconductor mid-end and advanced packaging inspection applications are expected to ramp up in 2019 and beyond, given the belief these applications represent significant long-term growth opportunities for CyberOptics.

CyberOptics ended the third quarter of 2018 with an order backlog of $19.7 million, up from $13.8 million at the end of the second quarter. The current backlog includes orders of $4.4 million for MX600 systems. The company is forecasting sales of $16.25 to $17.25 million in the fourth quarter ending December 31, 2018. CyberOptics currently believes 2019 should be another year of sales and earnings growth.

About CyberOptics

CyberOptics Corporation (www.cyberoptics.com) is a leading global developer and manufacturer of high-precision 3D sensing technology solutions. CyberOptics’ sensors are used in SMT, semiconductor and metrology markets to significantly improve yields and productivity. By leveraging its leading edge technologies, the company has strategically established itself as a global leader in high precision 3D sensors, allowing CyberOptics to further increase its penetration of key vertical markets. Headquartered in Minneapolis, Minnesota, CyberOptics conducts worldwide operations through its facilities in North America, Asia and Europe.

Statements regarding the company’s anticipated performance are forward-looking and therefore involve risks and uncertainties, including but not limited to: market conditions in the global SMT and semiconductor capital equipment industries; the timing of orders and shipments of our products, particularly our 3D MRS-enabled AOI systems; increasing price competition and price pressure on our product sales, particularly our SMT systems; the level of orders from our OEM customers; the availability of parts required to meet customer orders; unanticipated product development challenges; the effect of world events on our sales, the majority of which are from foreign customers; rapid changes in technology in the electronics and semiconductor markets; product introductions and pricing by our competitors; the success of our 3D technology initiatives; the market acceptance of our SQ3000 3D CMM system, products for semiconductor mid-end and advanced packaging inspection applications and CyberGage360 product; costly and time consuming litigation with third parties related to intellectual property infringement; and other factors set forth in the company’s filings with the Securities and Exchange Commission.

#          #          #

For additional information, contact:

Jeffrey A. Bertelsen, Chief Financial Officer

763/542-5000

Third Quarter Conference Call and Replay

CyberOptics will review its third quarter operating results in a conference call at 9:00 AM Eastern today. Investors can access the live call by dialing toll-free 1-877-260-1479 prior to the start of the call and providing the conference ID: 5362825. A webcast of the live conference call, which will be archived for 30 days, can be heard by visiting the investor relations section of the CyberOptics website, www.cyberoptics.com. A replay of the call, available one hour after the call, can be accessed by dialing 1-888-203-1112 and providing conference ID: 5362825. The replay will be available for 30 days.

CyberOptics Corporation

Consolidated Statements of Operations (Unaudited)
(In thousands, except per share amounts)	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Revenue	$16,683	$11,828	$46,657	$40,157
Cost of revenue	9,247	6,236	25,738	21,434
Gross margin	7,436	5,592	20,919	18,723
Research and development expenses	2,162	1,947	6,585	5,892
Selling, general and administrative expenses	3,935	3,793	12,413	11,821
Amortization of intangibles	10	15	35	50
Income (loss) from operations	1,329	(163)	1,886	960
Interest income and other	35	(25)	192	(141)
Income (loss) before income taxes	1,364	(188)	2,078	819
Provision (benefit) for income taxes	297	(116)	444	10
Net income (loss)	$1,067	($72)	$1,634	$809
Net income (loss) per share - Basic	$0.15	($0.01)	$0.23	$0.12
Net income (loss) per share - Diluted	$0.15	($0.01)	$0.23	$0.11
Weighted average shares outstanding - Basic	7,041	6,959	7,012	6,939
Weighted average shares outstanding - Diluted	7,299	6,959	7,176	7,041

Condensed Consolidated Balance Sheets	September 30, 2018	December 31, 2017
	(Unaudited)
Assets
Cash and cash equivalents	$7,633	$6,944
Marketable securities	6,396	6,670
Accounts receivable, net	14,525	10,772
Inventories	13,935	14,393
Other current assets	2,314	1,593
Total current assets	44,803	40,372

Marketable securities	9,806	9,073
Intangible and other assets, net	1,699	1,746
Fixed assets, net	2,326	2,307
Other assets	201	261
Deferred tax assets	5,546	5,742
Total assets	$64,381	$59,501

Liabilities and Stockholders’ Equity
Accounts payable	$5,380	$4,294
Accrued expenses	3,896	2,678
Total current liabilities	9,276	6,972

Other liabilities	315	247
Total liabilities	9,591	7,219

Total stockholders’ equity	54,790	52,282
Total liabilities and stockholders’ equity	$64,381	$59,501